Exhibit 99
ProCentury Corporation Subsidiaries Affirmed A- (Excellent) by A.M. Best
COLUMBUS, Ohio, March 21 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, today announced that A.M. Best affirmed the A- (Excellent) financial strength rating of is subsidiaries, Century Surety Company and ProCentury Insurance Company. Additionally, A.M. Best has affirmed the issuer credit ratings of “a-“ for both subsidiaries, and affirmed the issuer credit rating of “bbb-“ of ProCentury Corporation, the ultimate parent.
Christopher Timm, President of Century Surety Company said, “We are pleased to carry the A- (Excellent) financial strength rating recently affirmed by A.M. Best, and we believe that our disciplined approach to underwriting has played a key role in our ability to maintain this rating even as we have undertaken significant growth over the past several years.“
The ratings affirmed by A.M. Best include consideration for profitability, operating returns, capitalization and claims emergence. The outlook for the ratings is stable.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
Source: ProCentury Corporation
Contact: Jeff Racz, 614-823-6302